UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of Earliest Event Reported)

July 17, 2009

FRESH DEL MONTE PRODUCE INC.

(Exact Name of Registrant as Specified in Charter)

The Cayman Islands	Commission file number	N/A
(State or Other Jurisdiction of Incorporation)	1-14706	(I.R.S Employer Identification No.)

c/o Walkers Corporate Services Limited

Walker House, 87 Mary Street

George Town, Grand Cayman, KY1-9002

Cayman Islands

(Address of Registrant's Principal Executive Office)

(305) 520-8400

(Registrant’s telephone number including area code)

Please send copies of notices and communications from the Securities and Exchange Commission to:

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

(Address of Registrant's U.S. Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On July 17, 2009, Fresh Del Monte Produce Inc., an exempted company duly incorporated under the laws of the Cayman Islands (the “Company”), and certain of its subsidiaries entered into a 3.5 year, $500 million syndicated senior secured revolving credit facility agreement (the “Revolving Credit Facility”) maturing on January 17, 2013 with the financial institutions and other lenders named therein, including Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch as administrative agent and lead arranger, Rabobank Nederland, Bank of America, N.A., SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and ING Capital LLC as joint bookrunners, Bank of America, N.A. and SunTrust Bank as co-syndication agents, U.S. Bank National Association and ING Capital LLC as co-documentation agents, and Agfirst Farm Credit Bank as managing agent. The facility includes a swing line facility and a letter of credit facility with a $100 million sublimit.

The Revolving Credit Facility amends and restates the Company’s existing amended and restated credit agreement dated March 21, 2003 (the “Existing Credit Facility”) in its entirety, and replaces the departing lenders. The Existing Credit Facility included a revolving commitment of $600.0 million expiring on November 10, 2009 and a term loan commitment maturing on May 10, 2011.

The Revolving Credit Facility, which was used to refinance the Existing Credit Facility, has $333.4 million outstanding, comprised of $304.3 million in loans and $29.1 million applied to the letter of credit facility. Unused commitments of $166.6 million are available for working capital needs, general corporate purposes and other uses. The Company did not incur any prepayment penalties in connection with the refinancing of the Existing Credit Facility.

Borrowings under the Revolving Credit Facility will at the Company’s discretion bear interest at a either a base rate or a spread over the London Interbank Offer Rate (“LIBOR”), plus, in each case a margin that varies with the Company’s leverage ratio. The base rate is defined as the greatest of the Rabobank Nederland base rate, 0.5% per annum above the Federal Funds Rate, or LIBOR plus 1%. Based on the Company’s current leverage ratio, the applicable margin would be 3% for a LIBOR based loan and 1.75% for a base rate loan. The Company is also required to pay a facility fee on the unused commitment amount at a rate per annum that is also based on the Company’s leverage ratio. Based on the Company’s current leverage ratio, the margin on the facility fee would be 0.625%.

The Revolving Credit Facility is collateralized directly or indirectly by substantially all of the Company’s assets and is guaranteed by certain of the Company’s subsidiaries.

The Revolving Credit Facility contains customary covenants for transactions of this type applicable to the Company and its subsidiaries, including limitations on the amount and types of liens and indebtedness, material asset sales and mergers. Most of the restrictions are subject to certain minimum thresholds and exceptions. The Revolving Credit Facility also contains the following financial covenants applicable to the Company and its subsidiaries on a consolidated basis:

a.	A leverage ratio of not more than 3.50 to 1.00.

b.	A minimum tangible net worth.

c.	A minimum interest coverage of not less than 3.00 to 1.00.

d.	A limit on capital expenditures.

The Revolving Credit Facility also contains customary events of default. Upon the occurrence of an event of default, the outstanding obligations under the Revolving Credit Facility may be accelerated and become immediately due and payable and the unused commitments may be terminated.

The Company has other commercial relationships with certain parties to the Revolving Credit Facility described herein. Several of the lenders or their affiliates furnish general financing and banking services to the Company.

A copy of the Company’s press release announcing the Revolving Credit Facility is filed as Exhibit 99.1 to this Form 8-K. A copy of the Revolving Credit Facility agreement is also filed as Exhibit 10.1 to this Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

The information included in Item 1.01 of the Current Report on Form 8-K relating to the amendment and restatement of our Existing Credit Facility, is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

10.1*	Second Amended and Restated Credit Agreement dated as of July 17, 2009, by and among Fresh Del Monte Produce Inc., and certain subsidiaries named therein and the lenders and agents named therein.

99.1	Fresh Del Monte Produce Refinances Credit Facility

* We agree to furnish to the Commission copies of any schedules and exhibits omitted from the Agreement upon request

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fresh Del Monte Produce Inc.

Date: July 20, 2009	By:	/s/ Richard Contreras
Richard Contreras
Senior Vice President & Chief Financial Officer

	By:	/s/ Hani El-Naffy
Hani El-Naffy
President & Chief Operating Officer

Exhibit Index

Exhibit No.	Description
10.1*	Second Amended and Restated Credit Agreement dated as of July 17, 2009, by and among Fresh Del Monte Produce Inc., and certain subsidiaries named therein and the lenders and agents named therein.

99.2	Fresh Del Monte Produce Refinances Credit Facility

*	We agree to furnish to the Commission copies of any schedules and exhibits omitted from the Agreement upon request